    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2007


                          REGISTRATION NO. 333-100713

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------


                       POST-EFFECTIVE AMENDMENT NO. 6 TO


                                   FORM S-3

                               -----------------

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -----------------

                         PRUCO LIFE INSURANCE COMPANY
                                 OF NEW JERSEY
                          (Exact Name of Registrant)

                               -----------------

                                  NEW JERSEY
        (State or other jurisdiction of incorporation or organization)

                                  22-2426091
                    (I.R.S. Employer Identification Number)

                C/O PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                             213 WASHINGTON STREET
                         NEWARK, NEW JERSEY 07102-2992
                                (973) 802-7333

         (Address and telephone number of principal executive offices)

                               -----------------

                               THOMAS C. CASTANO

                                   SECRETARY

                  PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                             213 WASHINGTON STREET
                         NEWARK, NEW JERSEY 07102-2992
                                (973) 802-4708
           (Name, address and telephone number of agent for service)

                               -----------------

                                  Copies to:

                            C. CHRISTOPHER SPRAGUE
                       VICE PRESIDENT, CORPORATE COUNSEL
                           THE PRUDENTIAL INSURANCE
                              COMPANY OF AMERICA
                             213 WASHINGTON STREET
                             NEWARK, NJ 07102-2992
                                (973) 802-6997

      Approximate date of commencement of proposed sale to the public --
                        Immediately upon effectiveness

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                       Calculation of Registration fee

                                          Proposed
                                           maximum     Proposed
Title of each class of                    offering     maximum      Amount of
securities to                Amount to be price per   aggregate    registration
be registered                registered*    unit*   offering price    fee **
----------------------       ------------ --------- -------------- ------------
Market value adjustment
  annuity contracts (or
  modified guaranteed
  annuity contracts)         $200,000,000            $200,000,000      $-0-
--------
*  Securities are not issued in predetermined units

** Registration fee for these securities, in the amount of $18,400, was paid at the time the securities were originally registered on Form S-3 as filed by Pruco Life Insurance Company of New Jersey on October 24, 2002

Prudential Investment Management Services LLC, the principal underwriter of these contracts under a "best efforts" arrangement, will be reimbursed by Pruco Life Insurance Company of New Jersey for its costs and expenses incurred in connection with the sale of these contracts.

The Risk Factors section appears in Section 9 of the Summary of the prospectus. The exhibit index appears in Part II of this Registration Statement.

================================================================================

STRATEGIC PARTNERS/SM/ HORIZON ANNUITY

                                                        Prospectus: May 1, 2007

                      ------------------------

 This prospectus describes a market value adjusted individual annuity contract offered by Pruco Life Insurance Company of New Jersey (Pruco Life of New Jersey). Pruco Life of New Jersey offers several different annuities which your representative may be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation, your age and how you intend to use the annuity. The different features and benefits include variations in death benefit protection and the ability to access your annuity's contract value and the charges that you will be subject to if you choose to surrender the annuity. The fees and charges under the annuity contract and compensation paid to your representative may also be different between each annuity. If you are purchasing the contract as a replacement for variable annuity or variable life coverage, you should consider, among other things, any surrender or penalty charges you may incur when replacing your existing coverage. Pruco Life of New Jersey is an indirect wholly owned subsidiary of the Prudential Insurance Company of America. Pruco Life of New Jersey is located at 213 Washington Street, Newark, NJ 07102-2992, and can be contacted by calling 800-944-8786. Pruco Life of New Jersey administers the Strategic Partners Horizon annuity contracts (see file no. 333-100713) at the Prudential Annuity Service Center, P.O. Box 7960, Philadelphia, PA 19176. You can contact the Prudential Annuity Service Center by calling, toll-free, (888) PRU-2888.


 PLEASE READ THIS PROSPECTUS
 Please read this prospectus before purchasing a Strategic Partners Horizon Annuity contract and keep it for future reference. The Risk Factors section appears in Section 9 of the Summary.

--------------------------------------------------------------------------------
 THE SEC HAS NOT DETERMINED THAT THIS CONTRACT IS A GOOD INVESTMENT, NOR HAS
 THE SEC DETERMINED THAT THIS PROSPECTUS IS COMPLETE OR ACCURATE. IT IS A CRIMINAL OFFENSE TO STATE OTHERWISE. INVESTMENT IN A MARKET VALUE ADJUSTED ANNUITY CONTRACT IS SUBJECT TO RISK, INCLUDING THE POSSIBLE LOSS OF YOUR
 MONEY. AN INVESTMENT IN STRATEGIC PARTNERS HORIZON ANNUITY IS NOT A BANK DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


 Strategic Partners/SM/ is a service mark of the Prudential Insurance Company
 of America   ORDO1146NY

--------------------------------------------------------------------------------

                                   CONTENTS


PART I: STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS SUMMARY.............................  3

 GLOSSARY.................................................................................  4
 SUMMARY..................................................................................  6
 RISK FACTORS.............................................................................  7

PART II: STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS....................................  8

 SECTION 1: WHAT IS THE STRATEGIC PARTNERS HORIZON ANNUITY?...............................  9

   SHORT TERM CANCELLATION RIGHT OR "FREE LOOK"...........................................  9

 SECTION 2: WHAT GUARANTEE PERIODS CAN I CHOOSE?..........................................  9

   GUARANTEE PERIODS......................................................................  9
   MARKET VALUE ADJUSTMENT................................................................ 10

 SECTION 3: WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE? (ANNUITIZATION). 11

   PAYMENT PROVISIONS..................................................................... 11

     OPTION 1: ANNUITY PAYMENTS FOR A FIXED PERIOD........................................ 11
     OPTION 2: LIFE ANNUITY WITH 120 PAYMENTS (10 YEARS).................................. 11
     OPTION 3: OTHER ANNUITY OPTIONS...................................................... 11
     TAX CONSIDERATIONS................................................................... 11

 SECTION 4: WHAT IS THE DEATH BENEFIT?.................................................... 11

   BENEFICIARY............................................................................ 11
   CALCULATION OF THE DEATH BENEFIT....................................................... 11
   JOINT OWNERSHIP RULES.................................................................. 12

 SECTION 5: HOW CAN I PURCHASE A STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?............. 12

   PURCHASE PAYMENT....................................................................... 12
   ALLOCATION OF PURCHASE PAYMENT......................................................... 12

 SECTION 6: WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY
   CONTRACT?.............................................................................. 13

   WITHDRAWAL CHARGE...................................................................... 13
   TAXES ATTRIBUTABLE TO PREMIUM.......................................................... 13

 SECTION 7: HOW CAN I ACCESS MY MONEY?.................................................... 14

   AUTOMATED WITHDRAWALS.................................................................. 14

 SECTION 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON
   ANNUITY CONTRACT?...................................................................... 14

   CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX-FAVORED RETIREMENT PLANS)...... 14
   CONTRACTS HELD BY TAX-FAVORED PLANS.................................................... 17

 SECTION 9: OTHER INFORMATION............................................................. 20

   PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY............................................. 20
   SALE AND DISTRIBUTION OF THE CONTRACT.................................................. 20
   LITIGATION............................................................................. 21
   ASSIGNMENT............................................................................. 21
   HOUSEHOLDING........................................................................... 22
   INDEMNIFICATION........................................................................ 22
   MARKET-VALUE ADJUSTMENT FORMULA........................................................ 22

  PART I SUMMARY
--------------------------------------------------------------------------------

  STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS

                                   GLOSSARY

 WE HAVE TRIED TO MAKE THIS PROSPECTUS AS EASY TO READ AND UNDERSTAND AS POSSIBLE. BY THE NATURE OF THE CONTRACT, HOWEVER, CERTAIN TECHNICAL WORDS OR TERMS ARE UNAVOIDABLE. WE HAVE IDENTIFIED THE FOLLOWING AS SOME OF THE KEY WORDS OR TERMS. OTHER DEFINED TERMS ARE SET FORTH IN YOUR CONTRACT.

 Accumulation Phase
 The period that begins with the contract date (which we define below) and ends when you start receiving income payments, or earlier if the contract is terminated through a full withdrawal or payment of a death benefit.

 Adjusted Contract Value
 When you begin receiving income payments, the value of your contract minus any charge we impose for premium taxes, adjusted for any market value adjustment.

 Annuitant
 The person whose life determines the amount of income payments that we will pay. If the annuitant dies before the annuity date, the co-annuitant (if any) becomes the annuitant if the contract's requirements for changing the annuity date are met. If, upon the death of the annuitant, there is no surviving eligible co-annuitant, and the owner is not the annuitant, then the owner becomes the annuitant.

 Annuity Date
 The date when income payments are scheduled to begin. You must have our permission to change the annuity date. If the co-annuitant becomes the annuitant due to the death of the annuitant, and the co-annuitant is older than the annuitant, then the annuity date will be based on the age of the co-annuitant, provided that the contract's requirements for changing the annuity date are met (e.g., the co-annuitant cannot be older than a specified age). If the co-annuitant is younger than the annuitant, then the annuity date will remain unchanged.

 Beneficiary
 The person(s) or entity you have chosen to receive a death benefit.

 Business Day
 A day on which the New York Stock Exchange is open for business. Our business day generally ends at 4:00 p.m. Eastern time.

 Co-annuitant
 The person shown on the contract data pages who becomes the annuitant (if eligible) upon the death of the annuitant if the requirements for changing the annuity date are met. No co-annuitant may be designated if the owner is a non-natural person.

 Contract Date
 The date we accept your initial purchase payment and all necessary paperwork in good order at the Prudential Annuity Service Center. Contract anniversaries are measured from the contract date. A contract year starts on the contract date or on a contract anniversary.

 Contract Owner, Owner or You
 The person entitled to the ownership rights under the contract.

 Contract Surrender Value
 This is the total value of your contract adjusted by any market-value adjustment, minus any withdrawal charge(s) and any premium taxes.

 Contract Value
 The total value of the amount in a contract allocated to a guarantee period as of a particular date.

 Death Benefit
 If a death benefit is payable, the beneficiary you designate will receive the contract value as the death benefit. If the contract is owned by an entity (e.g. a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant. See Section 4, "What Is The Death Benefit?"

 Good Order
 An instruction received at the Prudential Annuity Service Center, utilizing such forms, signatures and dating as we require, which is sufficiently clear that we do not need to exercise any discretion to follow such instructions.

 Guarantee Period
 A period of time during which your invested purchase payment earns interest at the declared rate. We currently make available guarantee periods equal to any or all of the following: 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, and 10 years. A guarantee period that does not exceed five years will always be available as a renewal option.

 Income Options
 Options under the contract that define the frequency and duration of income payments. In your contract, we also refer to these as payout or annuity options.

 Invested Purchase Payment
 Your purchase payment (which we define below) less any deduction we make for any tax charge. In addition to the initial invested purchase payment, we allow you to make additional purchase payments during the 30 days preceding the end of a guarantee period.

 Joint Owner
 The person named as the joint owner, who shares ownership rights with the owner as defined in the contract. A joint owner must be a natural person.

 Prudential Annuity Service Center
 For general correspondence: P.O. Box 7960, Philadelphia, PA, 19176. For express overnight mail: 2101 Welsh Road, Dresher, PA 19025. The phone number is (888) PRU-2888. Prudential's Web site is www.prudential.com.

 Purchase Payments
 The amount of money you pay us to purchase the contract, as well as any additional payment you make.

 Tax Deferral
 This is a way to increase your assets without currently being taxed. Generally, you do not pay taxes on your contract earnings until you take money out of your contract. You should be aware that tax favored plans (such as IRAs) already provide tax deferral regardless of whether they invest in annuity contracts. See Section 8, "What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?"

 SUMMARY OF SECTIONS 1 - 9

 For a more complete discussion of the following topics, see the corresponding section in the prospectus.

 SECTION 1
 What Is The Strategic Partners Horizon Annuity?
 This market value adjusted annuity contract, offered by Pruco Life of New Jersey, is a contract between you, as the owner, and us. The contract is intended for retirement savings or other long-term investment purposes and provides a death benefit and guaranteed income options.

 While your money remains in the contract for the full guarantee period, your principal amount is guaranteed and the minimum interest amount that your money will earn is dictated by state law. Payments allocated to the contract are held as a separate pool of assets, but the income, gains or losses experienced by these assets are not directly credited or charged against the contracts. As a result, the strength of our guarantees under the contract are based on the overall financial strength of Pruco Life of New Jersey.

 The contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. During the accumulation phase, earnings grow on a tax-deferred basis and are taxed as income when you make a withdrawal. The income phase starts when you begin receiving regular payments from your contract. The amount of money you are able to accumulate in your contract during the accumulation phase will help determine the amount of the payments you will receive during the income phase. Other factors will affect the amount of your payments such as age, gender and the payout option you selected.

 We may amend the contract as permitted by law. For example, we may add new features to the contract. Subject to applicable law, we determine whether or not to make such contract amendments available to contracts that already have been issued.

 Free Look. If you change your mind about owning Strategic Partners Horizon Annuity, you may cancel your contract within 10 days after receiving it (or whatever other period is required by applicable law). You can request a refund by returning the contract either to the representative who sold it to you, or to the Prudential Annuity Service Center at the address shown on the first page of this prospectus. You will receive the amount your contract is worth as of the day you submit your request.

 We impose neither a withdrawal charge nor any market value adjustment if you cancel your contract under this provision.

 SECTION 2
 What Guarantee Periods Can I Choose?
 You can allocate your initial purchase payment to one of the guarantee periods available under the contract. We have the right under the contract to offer one or more of the following guarantee periods: 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, or 10 years, and we may offer other guarantee periods in the future. At any time, we may offer any or all of these guarantee periods. You may not allocate your purchase payment to more than one guarantee period.

 SECTION 3
 What Kind Of Payments Will I Receive During The Income Phase? (Annuitization) If you want to receive regular income from your annuity, you can choose one of several options, including guaranteed payments for the annuitant's lifetime. Once you begin receiving regular payments, you cannot change your payment plan.

 SECTION 4
 What Is The Death Benefit?
 If the sole owner or the first of the joint owners dies, the designated person(s) or the beneficiary will receive the contract value as the death benefit. If the contract is owned by an entity (e.g., a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant.

 SECTION 5
 How Can I Purchase A Strategic Partners Horizon Annuity Contract?
 You can purchase this contract, under most circumstances, with a minimum initial purchase payment of $5,000, but not greater than $5 million, absent our prior approval. We allow you to make additional purchase payments only during the 30 days immediately preceding the end of a guarantee period. Your representative can help you fill out the proper forms.

 SECTION 6
 What Are The Expenses Associated With The Strategic Partners Horizon Annuity Contract?
 During the accumulation phase, if you withdraw money, you may have to pay a withdrawal charge on all or part of the withdrawal. The withdrawal charge that we impose depends on the guarantee period from which you are withdrawing your money. The withdrawal charge ranges from 0%-7%. You also will be subject to a market value adjustment if you make a withdrawal prior to the end of a guarantee period.

 SECTION 7
 How Can I Access My Money?
 You may withdraw money at any time during the accumulation phase. You may, however, be subject to income tax and, if you make a withdrawal prior to age 59 1/2, an additional tax penalty as well. Each contract year after the first, you may withdraw without charge, an amount equal to the interest you earned during the previous contract year. Withdrawals greater than that amount will be subject to a withdrawal charge. A market-value adjustment may also apply.

 SECTION 8
 What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?
 Your earnings are generally not taxed until withdrawn. If you withdraw money during the accumulation phase, the tax laws first treat the withdrawals as a withdrawal of earnings, which are taxed as ordinary income. If you are younger than age 59 1/2 when you withdraw money, you may be charged a 10% federal tax penalty on the earnings in addition to ordinary taxation. A portion of the payments you receive during the income phase is considered a partial return of your original investment. Generally, all amounts withdrawn from an Individual Retirement Annuity (IRA) (excluding Roth IRAs) contract are taxable and subject to the 10% penalty if withdrawn prior to age 59 1/2.

 SECTION 9
 Other Information
 This contract is issued by Pruco Life Insurance Company of New Jersey, an indirect subsidiary of The Prudential Insurance Company of America, and sold by registered representatives of affiliated and unaffiliated broker/dealers.

 RISK FACTORS
 There are various risks associated with an investment in the Strategic Partners Horizon Annuity that we summarize below.

 ISSUER RISK. Your Strategic Partners Horizon Annuity is available under a contract issued by Pruco Life of New Jersey, and thus is backed by the financial strength of that company. If Pruco Life of New Jersey were to experience significant financial adversity, it is possible that Pruco Life of New Jersey's ability to pay interest and principal under the annuity could be impaired.

 RISKS RELATED TO CHANGING INTEREST RATES. You do not participate directly in the investment experience of the bonds and other instruments that Pruco Life of New Jersey holds to support the Strategic Partners Horizon annuities. Nonetheless, the market value adjustment formula (which is detailed in the appendix to this prospectus) reflects the effect that prevailing interest rates have on those bonds and other instruments. If you need to withdraw your money during a period in which prevailing interest rates have risen above their level when you made your purchase, you will experience a "negative" market value adjustment. When we impose this market value adjustment, it could result in the loss of both the interest you have earned and a portion of your purchase payments. Thus, before you commit to a particular guarantee period, you should consider carefully whether you have the ability to remain invested throughout the guarantee period. In addition, we cannot, of course, assure you that the Strategic Partners Horizon Annuity will perform better than another investment that you might have made.

 RISKS RELATED TO THE WITHDRAWAL CHARGE. We may impose withdrawal charges that range as high as 7%. If you anticipate needing to withdraw your money prior to the end of a guarantee period, you should be prepared to pay the withdrawal charge that we will impose.

  PART II SECTIONS 1 - 9
--------------------------------------------------------------------------------

  STRATEGIC PARTNERS HORIZON ANNUITY PROSPECTUS

 1: WHAT IS THE STRATEGIC PARTNERS HORIZON ANNUITY?
 THE STRATEGIC PARTNERS HORIZON ANNUITY IS A CONTRACT BETWEEN YOU, THE OWNER, AND US, THE INSURANCE COMPANY, PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY (PRUCO LIFE OF NEW JERSEY, WE OR US).

 Under our contract or agreement, in exchange for your payment to us, we promise to pay you a guaranteed income stream that can begin any time after the first contract anniversary. Your annuity is in the accumulation phase until you decide to begin receiving annuity payments. The date you begin receiving annuity payments is the annuity date. On the annuity date, your contract switches to the income phase.

 This annuity contract benefits from tax deferral. Tax deferral means that you are not taxed on earnings or appreciation on the assets in your contract until you withdraw money from your contract. (If you purchase the annuity contract in a tax-favored plan such as an IRA, that plan generally provides tax deferral even without investing in an annuity contract. Therefore, before purchasing an annuity in a tax-favored plan, you should consider whether its features and benefits beyond tax deferral meet your needs and goals. You may also want to consider the relative features, benefits and costs of these annuities compared with any other investment that you may use in connection with your retirement plan or arrangement.)

 Strategic Partners Horizon Annuity allows you to allocate a purchase payment to one of several guarantee periods that we offer at the time. As the owner of the contract, you have all of the decision-making rights under the contract. You will also be the annuitant unless you designate someone else. The owner is the person upon whose death during the accumulation phase, the death benefit generally is payable. The annuitant is the person whose life is used to determine the amount of annuity payments and how long the payments will continue. On and after the annuity date, the annuitant may not be changed.

 The beneficiary is the person(s) or entity designated to receive any death benefit if the owner (or first-to-die of joint owners) dies during the accumulation phase. You may change the beneficiary any time prior to the annuity date by making a written request to us.

 SHORT TERM CANCELLATION RIGHT OR "FREE LOOK"

 If you change your mind about owning Strategic Partners Horizon Annuity, you may cancel your contract within 10 days after receiving it (or whatever period is required by applicable law). You can request a refund by returning the contract either to the representative who sold it to you, or to the Prudential Annuity Service Center at the address shown on the first page of this prospectus. You will receive the amount your contract is worth as of the day we receive your request in good order, less any applicable federal and state income tax withholding.


 We impose neither a withdrawal charge nor any market value adjustment if you cancel your contract under this provision.

 2: WHAT GUARANTEE PERIODS CAN I CHOOSE?
 THE CONTRACT GIVES YOU THE CHOICE OF ALLOCATING YOUR PURCHASE PAYMENT TO ONE OF THE GUARANTEE PERIODS THAT WE ARE OFFERING AT THE TIME.

 GUARANTEE PERIODS
 Under each Strategic Partners Horizon Annuity contract, we have the right to offer one or more of several guarantee periods. These guarantee periods are 1 year (currently available only as a renewal option), 3 years, 5 years, 7 years, or 10 years in length. In the future, we may offer other guarantee periods on substantially the same terms as described in this prospectus. We are not obligated to offer more than one guarantee period at any time. However, we will always make available a guarantee period not exceeding 5 years in length.

 We will apply your purchase payment to the guarantee period you have chosen. You must allocate all of your initial purchase payment to a single guarantee period. We declare the interest rate for each available guarantee period periodically, but we guarantee that we will declare at least a minimum interest rate, in the amount dictated by state law. You will earn interest on your invested purchase payment at the rate that we have declared for the guarantee period you have chosen.

 In addition to the basic interest, we also may pay additional interest with respect to guarantee periods other than the one year and three year periods. The amount of the additional interest varies according to the amount of your purchase payment. Specifically, we will pay additional interest equal to 0.50% annually for a purchase payment of $25,000 to $74,999, and 1.00% annually for a purchase payment of $75,000 or more.

 If we grant additional interest to you, you will earn that interest only during the first year of your contract (and during the first year of the initial renewal guarantee period, other than the one and three year periods). We are not obligated to offer this additional interest continuously, meaning that we reserve the right to offer additional interest only during limited time periods of our choosing. We also reserve the right to change the amount of the additional interest.

 2: WHAT GUARANTEE PERIODS CAN I CHOOSE? continued


 We express interest rates as annual rates, although we credit interest within each guarantee period on a daily basis. The daily interest that we credit is equal to the pro rated portion of the interest that would be earned on an annual basis. We credit interest from the business day on which your purchase payment is received in good order at the Prudential Annuity Service Center until the earliest to occur of any of the following events: (a) full surrender of the Contract, (b) commencement of annuity payments or settlement,
 (c) cessation of the guarantee period, or (d) death of the first to die of the owner and joint owner (or annuitant, for entity-owned contracts).

 During the 30-day period immediately preceding the end of a guarantee period, we allow you to do any of the following, without the imposition of the withdrawal charge or market value adjustment: (a) surrender the contract, in whole or in part, (b) allocate the contract value to another guarantee period available at that time (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant's 90/th/ birthday (or ten years after the contract date, if later) and that you reinvest at least $2,000), or (c) apply the adjusted contract value to the annuity or settlement option of your choice. If we do not receive instructions from you concerning the disposition of the contract value in your maturing guarantee period, we will reinvest the contract value in a guarantee period having the same duration as the guarantee period that matured (provided that the new guarantee period ends prior to the contract anniversary next following the annuitant's 90/th/ birthday (or ten years after the contract date, if later) and that you reinvest at least $2,000). If any available new guarantee period would end on or after the contract anniversary next following the annuitant's 90/th/ birthday (or ten years after the contract date, if later), or if the annuitant is 91 years old at the end of the guarantee period, then we will make only the one year guarantee period available as the renewal period. We will not impose a withdrawal charge on amounts you withdraw from the one year guarantee period described in the immediately preceding sentence, although such a withdrawal would be subject to a market value adjustment.

 MARKET VALUE ADJUSTMENT
 When you allocate a purchase payment to a guarantee period, we use that money to buy and sell securities and other instruments to support our obligation to pay interest. Generally, we buy bonds for this purpose. The duration of the bonds and other instruments that we buy with respect to a particular guarantee period is influenced significantly by the length of the guarantee period. For example, we typically would acquire longer-duration bonds with respect to the 10 year guarantee period than we do for the 3 year guarantee period. The value of these bonds is affected by changes in interest rates, among other factors. The market value adjustment that we assess against your contract value if you withdraw prior to the end of a guarantee period involves our attributing to you a portion of our investment experience on these bonds and other instruments.

 For example, if you make a full withdrawal when interest rates have risen since the time of your investment, the bonds and other investments in the guarantee period likely would have decreased in value, meaning that we would impose a "negative" market value adjustment on you (i.e., one that results in a reduction of the withdrawal proceeds that you receive). For a partial withdrawal, we would deduct a negative market value adjustment from your remaining contract value. Conversely, if interest rates have decreased, the market value adjustment could be positive.

 Other things you should know about the market value adjustment include the following:
..   We determine the market value adjustment according to a mathematical formula, which is set forth at the end of this prospectus under the heading "Market-Value Adjustment Formula." In that section of the prospectus, we also provide hypothetical examples of how the formula works.
..   A negative market value adjustment could cause you to lose not only the interest you have earned but also a portion of your principal.
..   You may withdraw (after the first contract year), without the imposition of any market value adjustment, an amount equal to the interest earned under your contract during the immediately preceding contract year.
..   In addition to imposing a market value adjustment on withdrawals, we also will impose a market value adjustment on the contract value you apply to an annuity or settlement option, except if you annuitize or settle during the 30-day period preceding the end of a guarantee period (See Section 3 for details).

 YOU SHOULD REALIZE, HOWEVER, THAT APART FROM THE MARKET VALUE ADJUSTMENT, THE VALUE OF THE BENEFITS UNDER YOUR CONTRACT DOES NOT DEPEND ON THE INVESTMENT PERFORMANCE OF THE BONDS AND OTHER INSTRUMENTS THAT WE HOLD WITH RESPECT TO YOUR GUARANTEE PERIOD. APART FROM THE EFFECT OF ANY MARKET VALUE ADJUSTMENT, WE DO NOT PASS THROUGH TO YOU THE GAINS OR LOSSES ON THE BONDS AND OTHER INSTRUMENTS THAT WE HOLD IN CONNECTION WITH A GUARANTEE PERIOD.

 3: WHAT KIND OF PAYMENTS WILL I RECEIVE DURING THE INCOME PHASE?
 (ANNUITIZATION)

 PAYMENT PROVISIONS
 We can begin making annuity payments any time after the first contract anniversary. Annuity payments must begin no later than the contract anniversary coinciding with or next following the annuitant's 90/th/ birthday (or ten years after the contract date, if later). If you begin annuity payments or commence a settlement option at a time other than the 30-day period prior to the end of a guarantee period, then we will impose a market value adjustment.

 We make the income plans described below available before the annuity date. These plans are called annuity options. You must choose an annuity option at least 30 days in advance of the annuity date. If you do not, we will select Option 2 below on your behalf unless prohibited by applicable law. During the income phase, all of the annuity options under this contract are fixed annuity options. GENERALLY, ONCE THE ANNUITY PAYMENTS BEGIN, THE ANNUITY OPTION CANNOT BE CHANGED AND YOU CANNOT MAKE WITHDRAWALS.

 If the annuitant dies or assigns the contract, and the new annuitant is older than the original annuitant, then the annuity date will be based on the new annuitant's age. If the annuitant dies or assigns the contract, and the new annuitant is younger than the original annuitant, then the annuity date will remain unchanged. In no event, however, may an original or revised annuity date be later than the contract anniversary next following the annuitant's 90/th/ birthday (or ten years after the contract date, if later).

 Option 1
 Annuity Payments for a Fixed Period: Under this option, we will make equal payments for the period chosen, up to 25 years (but no less than 10 years). The annuity payments may be made monthly, quarterly, semi-annually, or annually, as you choose, for the fixed period. If the annuitant dies during the income phase, a lump sum payment generally will be made to the beneficiary. The amount of the lump sum payment is determined by calculating the present value of the unpaid future payments. This is done by using the interest rate used to compute the actual payments. The interest rate will be at least 3% a year.

 Option 2
 Life Annuity With 120 Payments (10 Years): Under this option, we will make annuity payments monthly, quarterly, semi-annually, or annually as long as the annuitant is alive. If the annuitant dies before we have made 10 years worth of payments, we will pay the beneficiary in one lump sum the present value of the annuity payments scheduled to have been made over the remaining portion of that 10 year period, unless we were specifically instructed that such remaining annuity payments continue to be paid to the beneficiary. The present value of the remaining annuity payments is calculated by using the interest rate used to compute the amount of the original 120 payments. The interest rate will be at least 3% a year.

 Option 3

 Other Annuity Options: We currently offer a variety of other annuity options not described above. At the time annuity payments are chosen, we may make available to you any of the fixed annuity options that are offered at your annuity date. For example, we offer an interest payment option, under which we credit interest on the adjusted contract value until you request payment of all or part of the adjusted contract value. We can make interest payments on a monthly, quarterly, semi-annual, or annual basis or allow interest to accrue on your contract assets. Under the interest payment option, we will pay you interest of at least 1.50% a year. This option is not available if you hold your contract in an IRA.


 Tax Considerations
 If your contract is held under a tax-favored plan, you should consider the minimum distribution requirements when selecting your annuity option.

 4: WHAT IS THE DEATH BENEFIT?

 BENEFICIARY
 The beneficiary is the person(s) or entity you name to receive any death benefit. The beneficiary is named at the time the contract is issued, unless you change it at a later date. Unless an irrevocable beneficiary has been named, you can change the beneficiary at any time before the owner or last surviving owner dies. However, if the contract is jointly owned, the owner must name the joint owner and the joint owner must name the owner as the beneficiary.

 CALCULATION OF THE DEATH BENEFIT
 If the owner (or first-to-die of the owner and joint owner) dies during the accumulation phase, we will, upon receiving appropriate proof of death and any other needed documentation in good order (proof of death), pay a death benefit to the beneficiary designated by the deceased owner or joint owner. If the contract is owned by an entity (e.g., a corporation or trust), rather than by an individual, then we will pay the death benefit upon the death of the annuitant. We require proof of death to be submitted promptly. The beneficiary will receive a death benefit equal to the contract value as of the date that proof of death is received in good order at the Prudential Annuity Service Center.

 4: WHAT IS THE DEATH BENEFIT? continued


 Instead of asking us to pay a death benefit, the surviving spouse may opt to continue the contract, as discussed below. Generally, we impose no withdrawal charge or market value adjustment when we pay the death benefit.

 JOINT OWNERSHIP RULES
 If the contract has an owner and a joint owner and they are spouses, then upon the first to die of the owner and joint owner, the surviving spouse has the choice of the following:
..   The contract can continue, with the surviving spouse as the sole owner of the contract. In this case, the contract held by the surviving spouse will continue to be subject to the withdrawal charge and market value adjustment; or
..   The surviving spouse can receive the death benefit and the contract will end. If the surviving spouse wishes to receive the death benefit, he or she must make that choice within the first 60 days following our receipt of proof of death. Otherwise, the contract will continue with the surviving spouse as the sole owner.

 If the contract has an owner and a joint owner, and they are not spouses, the contract will not continue. Instead, the beneficiary will receive the death benefit.

 The death benefit payout options are:

 Choice 1. Lump sum.

 Choice 2. Payment of the entire death benefit within 5 years of the date of death of the first to die. Under this choice, we will impose a market value adjustment upon any withdrawal made during the 5 year period (unless the withdrawal is made during the 30-day period immediately preceding the end of a guarantee period).

 Choice 3. Payment under an annuity or settlement option over the lifetime of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary with distribution beginning within one year of the date of death of the first to die.

 The tax consequences to the beneficiary may vary among the three death benefit payout options. See Section 8, "What Are The Tax Considerations Associated With The Strategic Partners Horizon Annuity Contract?"

 5: HOW CAN I PURCHASE A STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?

 PURCHASE PAYMENT
 A purchase payment is the amount of money you give us to purchase the contract. The minimum initial purchase payment is $5,000, and may not exceed $5 million absent our prior approval, unless we are prohibited under state law from insisting on such prior approval. You can allocate subsequent purchase payments to a guarantee period only during the 30-day period immediately preceding the end of a guarantee period, provided that any such purchase payment is at least $1,000.

 Generally, your initial purchase payment consists of a single sum. However, with respect to an exchange or roll-over, your purchase payment can consist of multiple sums that you identify at the time of application. With respect to the latter:
..   we will aggregate each sum for purposes of computing the amount of any additional interest that we pay on each sum; and
..   each sum will earn interest only from the business day on which it is received in good order at the Prudential Annuity Service Center until the end of the guarantee period.

 We generally will sell you a contract only if the eldest of the owner, any joint owner, annuitant, and any co-annuitant is 85 or younger on the contract date (age 69 or younger, for IRAs).

 ALLOCATION OF PURCHASE PAYMENT
 When you purchase a contract, we will allocate your invested purchase payment to the guarantee period of your choosing, provided that we are offering that guarantee period at the time. You must allocate all of your initial purchase payment to a single guarantee period. Likewise, any subsequent purchase payment you make during the 30-day period immediately preceding the end of a guarantee period will be consolidated with your existing contract value, and the total will be allocated to a single guarantee period of your choosing.

 6: WHAT ARE THE EXPENSES ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?

 THERE ARE CHARGES ASSOCIATED WITH THE CONTRACT THAT MAY REDUCE THE RETURN ON YOUR INVESTMENT. THESE CHARGES ARE DESCRIBED BELOW.

 WITHDRAWAL CHARGE
 The withdrawal charge is for the payment of the expenses involved in selling and distributing the contracts, including sales commissions, printing of prospectuses, sales administration, preparation of sales literature and other promotional activities.

 You may surrender your contract in whole or in part while the guarantee period remains in effect. If you do so, however, you will be subject to (a) a possible withdrawal charge, (b) a market value adjustment (which we discussed in Section 2 above) and (c) possible tax penalties. After the first contract year, you may withdraw, without the imposition of any withdrawal charge or market value adjustment, an amount equal to the interest earned under your contract during the immediately preceding contract year. When we calculate the withdrawal charge and market value adjustment, we first take into account any available charge-free amount. We impose a withdrawal charge and market value adjustment only after that amount has been exhausted. In addition, we do not impose either a withdrawal charge or a market value adjustment on amounts you withdraw under the contract's minimum distribution option to satisfy Internal Revenue Service minimum distribution requirements.

 If you make a full withdrawal, we will deduct the withdrawal charge from the proceeds that we pay to you. If you make a partial withdrawal, we will deduct the withdrawal charge from the contract value remaining in the guarantee period. We calculate the withdrawal charge after we have given effect to any market value adjustment.

 The withdrawal charge that we impose is equal to a specified percentage of the contract value withdrawn that is in excess of the charge-free amount described above. With respect to the initial guarantee period, the withdrawal charge is based on the number of contract anniversaries that have elapsed since the contract date. Withdrawal charges also are imposed during your first, renewal guarantee period, as discussed below. No withdrawal charges apply to any guarantee period that you choose subsequent to your first, renewal guarantee period. Moreover, we impose no withdrawal charge on withdrawals from any one year guarantee period. The withdrawal charge for the initial guarantee period is equal to the following:

            Number of Contract Anniversaries Since
                The Later of the Contract Date
              (or Start of First Renewal Period)   Withdrawal Charge
            --------------------------------------------------------
                              0                           7%
            --------------------------------------------------------
                              1                           6%
            --------------------------------------------------------
                              2                           5%
            --------------------------------------------------------
                              3                           4%
            --------------------------------------------------------
                              4                           3%
            --------------------------------------------------------
                              5                           2%
            --------------------------------------------------------
                              6                           1%
            --------------------------------------------------------
                              7                           0%
            --------------------------------------------------------

 The withdrawal charge during the first year of the first renewal guarantee period is equal to the lesser of 5%, or 1% times the number of years in the renewal guarantee period, and the charge decreases by 1% per year thereafter. The withdrawal charge schedule for those aged 90 or older differs slightly. Some or all of the guarantee periods that we offer at any given time will be shorter than the time periods indicated immediately above. If a withdrawal is effective on the day before a contract anniversary, the withdrawal charge percentage will be that as of the next following contract anniversary.

 TAXES ATTRIBUTABLE TO PREMIUM
 There may be premium based taxes applicable to your purchase payment. We are responsible for the payment of these taxes and may make a deduction from the value of the contract to pay some or all of these taxes. It is our current practice not to deduct a charge for state premium taxes until annuity payments begin. New York does not currently impose a charge for premium taxes. It is also our current practice not to deduct a charge for the federal tax associated with deferred acquisition costs paid by us that are based on premium received. However, we reserve the right to charge the contract owner in the future for any such tax associated with deferred acquisition costs and any federal, state or local income, excise, business or any other type of tax measured by the amount of premium received by us.

 7: HOW CAN I ACCESS MY MONEY?

 You can withdraw money at any time during the accumulation phase. If you do so, however, you may be subject to income tax and, if the withdrawal is prior to your attaining age 59 1/2, an additional tax penalty. You will need our consent to make a partial withdrawal if the requested withdrawal is less than $250. During the accumulation phase, we generally have the right to terminate your contract and pay you the contract value if the current contract value is less than $2,000 and certain other conditions apply.

 INCOME TAXES, TAX PENALTIES, WITHDRAWAL CHARGES, AND A MARKET VALUE ADJUSTMENT MAY APPLY TO ANY WITHDRAWAL YOU MAKE. FOR A MORE COMPLETE EXPLANATION OF TAX CONSEQUENCES, SEE SECTION 8.

 AUTOMATED WITHDRAWALS
 We offer an automated withdrawal feature. This feature enables you to receive periodic withdrawals in monthly, quarterly, semiannual, or annual intervals. We will process your withdrawal at the end of the business day at the intervals you specify. We will continue at these intervals until you tell us otherwise. We reserve the right to cease paying automated withdrawals if paying any such withdrawal would cause the contract value to be less than $2,000.

 The minimum automated withdrawal amount you can make is $100. An assignment of the contract terminates any automated withdrawal program that you had in effect. Withdrawal charges, and a market value adjustment, may apply to any automated withdrawal you make. You may not use the automated withdrawal feature to withdraw the interest earned under your contract.

 INCOME TAXES, TAX PENALTIES, WITHDRAWAL CHARGES, AND A MARKET VALUE ADJUSTMENT MAY APPLY TO AUTOMATED WITHDRAWALS. FOR A MORE COMPLETE DISCUSSION OF TAX CONSEQUENCES, SEE SECTION 8.

 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT?
 The tax considerations associated with the Strategic Partners Horizon Annuity contract vary depending on whether the contract is (i) owned by an individual and not associated with a tax-favored retirement plan (including contracts held by a non-natural person, such as a trust acting as an agent for a natural person), or (ii) held under a tax-favored retirement plan. We discuss the tax considerations for these categories of contracts below. The discussion is general in nature and describes only federal income tax law (not state or other tax laws). It is based on current law and interpretations, which may change. The discussion includes a description of certain spousal rights under the contract and under tax-qualified plans. Our administration of such spousal rights and related tax reporting accords with our understanding of the Defense of Marriage Act (which defines a "marriage" as a legal union between a man and a woman and a "spouse" as a person of the opposite sex). The information provided is not intended as tax advice. You should consult with a qualified tax advisor for complete information and advice. References to purchase payments below relate to your cost basis in your contract. Generally, your cost basis in a contract not associated with a tax-favored retirement plan is the amount you pay into your contract, or into annuities exchanged for your contract, on an after-tax basis less any withdrawals of such payments.

 This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs, as applicable, are the responsibility of the applicable trustee or custodian.

 CONTRACTS OWNED BY INDIVIDUALS (NOT ASSOCIATED WITH TAX FAVORED RETIREMENT
 PLANS)

 Taxes Payable by You
 We believe the contract is an annuity contract for tax purposes. Accordingly, as a general rule, you should not pay any tax until you receive money under the contract.

 Generally, annuity contracts issued by the same company (and affiliates) to you during the same calendar year must be treated as one annuity contract for purposes of determining the amount subject to tax under the rules described below.

 Taxes on Withdrawals and Surrender

 If you make a withdrawal from your contract or surrender it before annuity payments begin, the amount you receive will be taxed as ordinary income, rather than as return of purchase payments, until all gain has been withdrawn. Once all gain has been withdrawn, payments will be treated as a nontaxable return of purchase payments until all purchase payments have been returned. After all purchase payments are returned, all subsequent amounts will be taxed as ordinary income. You will generally be taxed on any withdrawal from a contract while you are alive even if the withdrawal is paid to someone else. Withdrawals as a systematic payment are taxed under these rules.

 If you assign or pledge all or part of your contract as collateral for a loan, the part assigned generally will be treated as a withdrawal. Also, if you elect the interest payment option that we may offer, that election will be treated, for tax purposes, as surrendering your contract.

 If you transfer your contract for less than full consideration, such as by gift, you will trigger tax on any gain in the contract. This rule does not apply if you transfer the contract to your spouse or under most circumstances if you transfer the contract incident to divorce.

 Taxes on Annuity Payments
 A portion of each annuity payment you receive will be treated as a partial return of your purchase payments and will not be taxed. The remaining portion will be taxed as ordinary income. Generally, the nontaxable portion is determined by multiplying the annuity payment you receive by a fraction, the numerator of which is your purchase payments (less any amounts previously received tax-free) and the denominator of which is the total expected payments under the contract.

 After the full amount of your purchase payments have been recovered tax-free, the full amount of the annuity payments will be taxable. If annuity payments stop due to the death of the annuitant before the full amount of your purchase payments have been recovered, a tax deduction may be allowed for the unrecovered amount.

 Tax Penalty on Withdrawals and Annuity Payments
 Any taxable amount you receive under your contract may be subject to a 10 percent tax penalty. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled;
..   the amount paid or received is in the form of substantially equal payments not less frequently than annually (please note that substantially equal payments must continue until the later of reaching 59 1/2 or 5 years. Modification of payments during that time period will result in retroactive application of the 10% tax penalty.); or
..   the amount received is paid under an immediate annuity contract (in which annuity payments begin within one year of purchase).

 Special Rules in Relation to Tax-Free Exchanges Under Section 1035
 Section 1035 of the Internal Revenue Code of 1986, as amended (Code) permits certain tax-free exchanges of a life insurance, annuity or endowment contract for an annuity. If the annuity is purchased through a tax-free exchange of a life insurance, annuity or endowment contract that was purchased prior to August 14, 1982, then any purchase payments made to the original contract prior to August 14, 1982 will be treated as made to the new contract prior to that date.

 Partial surrenders may be treated in the same way as tax-free 1035 exchanges of entire contracts, therefore avoiding current taxation of any gains in the contract as well as the 10% tax penalty on pre-age 59 1/2 withdrawals. The Internal Revenue Service (IRS) has reserved the right to treat transactions it considers abusive as ineligible for this favorable partial 1035 exchange treatment. We do not know what transactions may be considered abusive. For example, we do not know how the IRS may view early withdrawals or annuitizations after a partial exchange. In addition, it is unclear how the IRS will treat a partial exchange from a life insurance, endowment, or annuity contract into an immediate annuity. As of the date of this prospectus, we will accept a partial 1035 exchange from a non-qualified annuity into an immediate annuity as a "tax-free" exchange for future tax reporting purposes, except to the extent that we, as a reporting and withholding agent, believe that we would be expected to deem the transaction to be abusive. However, some insurance companies may not recognize these partial surrenders as tax-free exchanges and may report them as taxable distributions to the extent of any gain distributed as well as subjecting the taxable portion of the distribution to the 10% tax penalty. We strongly urge you to discuss any transaction of this type with your tax advisor before proceeding with the transaction.

 Taxes Payable by Beneficiaries
 The death benefit options are subject to income tax to the extent the distribution exceeds the cost basis in the contract. The value of the death benefit, as determined under federal law, is also included in the owner's estate.


 Generally, the same tax rules described above would also apply to amounts received by your beneficiary. Choosing any option other than a lump sum death benefit may defer taxes. Certain required minimum distribution provisions under the tax law apply upon your death, as discussed further below.


 Tax consequences to the beneficiary vary among the death benefit payment options.

..   Choice 1: The beneficiary is taxed on earnings in the contract.
..   Choice 2: The beneficiary is taxed as amounts are withdrawn (in this case earnings are treated as being distributed first).

..   Choice 3: The beneficiary is taxed on each payment (part will be treated as earnings and part as return of premiums).

 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT? continued



 Considerations for Co-Annuitants
 There may be adverse tax consequences if a Co-Annuitant succeeds an Annuitant when an Annuity is owned by a trust that is neither tax exempt nor qualifies for preferred treatment under certain sections of the Code. In general, the Code is designed to prevent indefinite deferral of tax. Continuing the benefit of tax deferral by naming one or more Co-Annuitants when an Annuity is owned by a non-qualified trust might be deemed an attempt to extend the tax deferral for an indefinite period. Therefore, adverse tax treatment may depend on the terms of the trust, who is named as Co-annuitant, as well as the particular facts and circumstances. You should consult your tax advisor before naming a Co-Annuitant if you expect to use an Annuity in such a fashion.


 Reporting and Withholding on Distributions
 Taxable amounts distributed from your annuity contract are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution. In the case of an annuity or similar periodic payment, we will withhold as if you are a married individual with three exemptions unless you designate a different withholding status. In the case of all other distributions, we will withhold at a 10% rate. You may generally elect not to have tax withheld from your payments. An election out of withholding must be made on forms that we provide.

 State income tax withholding rules vary and we will withhold based on the rules of your State of residence. Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien's country. Please refer to the CONTRACTS HELD BY TAX FAVORED PLANS section below for a discussion regarding withholding rules for tax favored plans (for example, an IRA).

 Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax advisor regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.


 Entity Owners
 Where a contract is held by a non-natural person (e.g. a corporation), other than as an agent or nominee for a natural person (or in other limited circumstances), the contract will not be taxed as an annuity and increases in the value of the contract over its cost basis will be subject to tax annually.

 Where a contract is issued to a trust, and such trust is characterized as a grantor trust under the Internal Revenue Code, such contract shall not be considered to be held by a non-natural person and will be subject to the tax reporting and withholding requirements for contracts not held by tax favored plans.

 Required Distributions Upon Your Death. Upon your death, certain distributions must be made under the contract. The required distributions depend on whether you die on or before you start taking annuity payments under the contract or after you start taking annuity payments under the contract.

 If you die on or after the annuity date, the remaining portion of the interest in the contract must be distributed at least as rapidly as under the method of distribution being used as of the date of death.

 If you die before the annuity date, the entire interest in the contract must be distributed within five years after the date of death, or as periodic payments over a period not extending beyond the life or life expectancy of the designated beneficiary (provided such payments begin within one year of your death). Your designated beneficiary is the person to whom benefit rights under the contract pass by reason of death, and must be a natural person in order to elect a periodic payment option based on life expectancy or a period exceeding five years.

 Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, such portion of the contract may be continued with your spouse as the owner.

 Changes in the Contract
 We reserve the right to make any changes we deem necessary to assure that the contract qualifies as an annuity contract for tax purposes. Any such changes will apply to all contractowners and you will be given notice to the extent feasible under the circumstances.

 CONTRACTS HELD BY TAX FAVORED PLANS

 Currently, the contract may be purchased for use in connection with individual retirement accounts and annuities (IRAs) which are subject to Sections 408(a) and 408(b) of the Code and Roth Individual Retirement Accounts (Roth IRAs) under Section 408A of the Code. This description assumes that you have satisfied the requirements for eligibility for these products.

 This contract may also be purchased as a non-qualified annuity (i.e., a contract not held under a tax-favored retirement plan) by a trust or custodial IRA or 403(b) account, which can hold other permissible assets other than the annuity. The terms and administration of the trust or custodial account in accordance with the laws and regulations for IRAs or 403(b)s, as applicable, are the responsibility of the applicable trustee or custodian.

 YOU SHOULD BE AWARE THAT TAX FAVORED PLANS SUCH AS IRAS GENERALLY PROVIDE INCOME TAX DEFERRAL REGARDLESS OF WHETHER THEY INVEST IN ANNUITY CONTRACTS. THIS MEANS THAT WHEN A TAX FAVORED PLAN INVESTS IN AN ANNUITY CONTRACT, IT GENERALLY DOES NOT RESULT IN ANY ADDITIONAL TAX BENEFITS (SUCH AS INCOME TAX DEFERRAL AND INCOME TAX FREE TRANSFERS).

 Types of Tax Favored Plans
 IRAs. If you buy a contract for use as an IRA, we will provide you a copy of the prospectus and the contract. The "IRA Disclosure Statement," attached to this prospectus, contains information about eligibility, contribution limits, tax particulars and other IRA information. In addition to this information (some of which is summarized below), the IRS requires that you have a "free look" after making an initial contribution to the contract. During this time, you can cancel the contract by notifying us in writing, and we will refund all of the purchase payments under the contract (or, if provided by state law, the amount your contract is worth, if greater), less any applicable federal and state income tax withholding.


 CONTRIBUTIONS LIMITS/ROLLOVERS. Because of the way the contract is designed, you may only purchase a contract for an IRA in connection with a "rollover" of amounts from a qualified retirement plan, as a transfer from another IRA, as a regular contribution and catch-up contribution if you are age 50 or over by the end of the tax year for which you are making the contribution, or as a combined contribution for both the current and prior tax year (only available between January 1st and April 15/th/). You must make a minimum initial payment of $5,000 to purchase a contract. This minimum is greater than the maximum amount of any annual contribution allowed by law you may make to an IRA. For 2007, the limit is $4,000, increasing to $5,000 in 2008. After 2008, the contribution amount will be indexed for inflation. The tax law also provides for a catch-up provision for individuals who are age 50 and above, allowing these individuals an additional $1,000 contribution each year.


 The "rollover" rules under the Code are fairly technical; however, an individual (or his or her surviving spouse) may generally "roll over" certain distributions from tax favored retirement plans (either directly or within 60 days from the date of these distributions) if he or she meets the requirements for distribution. Once you buy the contract, you can make regular IRA contributions under the contract (to the extent permitted by law). However, if you make such regular IRA contributions, you should note that you will not be able to treat the contract as a "conduit IRA," which means that you will not retain possible favorable tax treatment if you subsequently "roll over" the contract funds originally derived from a qualified retirement plan into another Section 401(a) plan.

 REQUIRED PROVISIONS: Contracts that are IRAs (or endorsements that are part of the contract) must contain certain provisions:
..   You, as owner of the contract, must be the "annuitant" under the contract
    (except in certain cases involving the division of property under a decree of divorce);
..   Your rights as owner are non-forfeitable;
..   You cannot sell, assign or pledge the contract, other than to Pruco Life of
    New Jersey;
..   The annual contribution you pay cannot be greater than the maximum amount allowed by law, including catch-up contributions if applicable (which does not include any rollover amounts);
..   The date on which required minimum distributions must begin cannot be later than April 1/st/ of the calendar year after the calendar year you turn age 70 1/2; and

..   Death and annuity payments must meet required minimum distribution provisions under the tax law.


 Usually, the full amount of any distribution from an IRA (including a distribution from this contract) which is not a rollover is taxable. As taxable income, these distributions are subject to the general tax withholding rules described earlier. In addition to this normal tax liability, you may also be liable for the following, depending on your actions:
..   A 10% "early distribution penalty";
..   Liability for "prohibited transactions" if you, for example, borrow against the value of an IRA; or
..   Failure to take a minimum distribution.

 Roth IRAs. Like standard IRAs, income within a Roth IRA accumulates tax-free, and contributions are subject to specific limits. Roth IRAs have, however, the following differences:
..   Contributions to a Roth IRA cannot be deducted from your gross income;

 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT? continued

..   "Qualified distributions" from a Roth IRA are excludable from gross income.
    A "qualified distribution" is a distribution that satisfies two requirements: (1) the distribution must be made (a) after the owner of the IRA attains age 59 1/2; (b) after the owner's death; (c) due to the owner's disability; or (d) for a qualified first time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Code; and (2) the distribution must be made in the year that is at least five tax years after the first year for which a contribution was made to any Roth IRA established for the owner or five years after a rollover, transfer, or conversion was made from a traditional IRA to a Roth IRA. Distributions from a Roth IRA that are not qualified distributions will be treated as made first from contributions and then from earnings, and earnings will be taxed generally in the same manner as distributions from a traditional IRA; and
..   If eligible (including meeting income limitations and earnings requirements), you may make contributions to a Roth IRA after attaining age 70 1/2, and distributions are not required to begin upon attaining such age or at any time thereafter.

 The "IRA Disclosure Statement" attached to this prospectus contains some additional information on Roth IRAs.


 Because the contract's minimum initial payment of $5,000 is greater than the maximum annual contribution permitted to be made to a Roth IRA, you may only purchase the contract for a Roth IRA in connection with a "rollover" or "conversion" of amounts of a traditional IRA, conduit IRA, SEP, SIMPLE-IRA or another Roth IRA, as your regular Roth IRA contribution and catch-up contribution if you are age 50 or over by the end of the tax year for which you are making the contribution, or as a combined Roth IRA contribution for both the current and prior tax year (only available between January 1st and April 15/th/). The Code permits persons who meet certain income limitations (generally, adjusted gross income under $100,000) who are not married filing a separate return, and who receive certain qualifying distributions from such non-Roth IRAs, to directly rollover or make, within 60 days, a "rollover" of all or any part of the amount of such distribution to a Roth IRA which they establish. Beginning January 2008, an individual receiving an eligible rollover distribution from a qualified plan can directly rollover contributions to a Roth IRA, subject to the same income limits. This conversion triggers current taxation (but is not subject to a 10% early distribution penalty). Once the contract has been purchased, regular Roth IRA contributions will be accepted to the extent permitted by law. In addition, as of January 1, 2006, an individual receiving an eligible rollover distribution from a designated Roth account under an employer plan may roll over the distribution to a Roth IRA even if the individual is not eligible to make regular or conversion contributions to a Roth IRA. If you are considering rolling over funds from your Roth account under an employer plan, please contact your financial professional prior to purchase to confirm whether such rollovers are being accepted.

 Required Minimum Distribution and Payment Options

 If you hold the contract under an IRA (or other tax-favored plan), IRS minimum distribution requirements must be satisfied. This means that generally payments must start by April 1 of the year after the year you reach age 70 1/2 and must be made for each year thereafter. Roth IRAs are not subject to these rules during the owner's lifetime. The amount of the payment must at least equal the minimum required under the IRS rules. Several choices are available for calculating the minimum amount. More information on the mechanics of this calculation is available on request. Please contact us a reasonable time before the IRS deadline so that a timely distribution is made. Please note that there is a 50% penalty tax on the amount of any minimum distribution not made in a timely manner.


 You can use the Minimum Distribution option to satisfy the IRS required minimum distribution provisions for this contract without either beginning annuity payments or surrendering the contract. We will distribute to you this minimum distribution amount, less any other partial withdrawals that you made during the year.


 Although the IRS rules determine the required amount to be distributed from your IRA each year, certain payment alternatives are still available to you. If you own more than one IRA, you can choose to satisfy your minimum distribution requirement for each of your IRAs by withdrawing that amount from any of your IRAs. Similar rules apply if you inherit more than one Roth IRA from the same owner.


 Required Distributions Upon Your Death for Qualified Contracts Held By Tax Favored Plans
 Upon your death under an IRA, 403(b) or other "qualified investment", the designated beneficiary may generally elect to continue the contract and receive required minimum distributions under the contract instead of receiving the death benefit in a single payment. The available payment options will depend on whether you die before the date required minimum distributions under the Code were required to begin, whether you have named a designated beneficiary and whether that beneficiary is your surviving spouse.

  . If you die after a designated beneficiary has been named, the death benefit must be distributed December 31/st/ of the year including the five year anniversary of the date of death, or as periodic payments not extending beyond the life or life expectancy of the designated beneficiary (as long as payments begin by December 31/st/ of the year following the year of death). However, if your surviving spouse is the beneficiary, the death benefit can be paid out over the life or life expectancy of your spouse with such payments beginning no later than December 31/st/ of the year following the year of death or December 31/st/ of the year in which you would have reached age 70 1/2, which ever is later. Additionally, if the contract is payable to (or for the benefit of) your surviving spouse, that portion of the contract may be continued with your spouse as the owner.

  . If you die before a designated beneficiary is named and before the date required minimum distributions must begin under the Code, the death benefit must be paid out within five years from the date of death. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

  . If you die before a designated beneficiary is named and after the date required minimum distributions must begin under the Code, the death benefit must be paid out at least as rapidly as under the method then in effect. For contracts where multiple beneficiaries have been named and at least one of the beneficiaries does not qualify as a designated beneficiary and the account has not been divided into separate accounts by December 31/st/ of the year following the year of death, such contract is deemed to have no designated beneficiary.

 A beneficiary has the flexibility to take out more each year than mandated under the required minimum distribution rules.

 Until withdrawn, amounts in an IRA, 403(b) or other "qualified investment" continue to be tax deferred. Amounts withdrawn each year, including amounts that are required to be withdrawn under the minimum distribution rules, are subject to tax. You may wish to consult a professional tax advisor for tax advice as to your particular situation.

 For a Roth IRA, if death occurs before the entire interest is distributed, the death benefit must be distributed under the same rules applied to IRAs where death occurs before the date required minimum distributions must begin under the Code.


 Penalty for Early Withdrawals
 You may owe a 10% tax penalty on the taxable part of distributions received from an IRA, Roth IRA, or qualified retirement plan before you attain age
 59 1/2. Amounts are not subject to this tax penalty if:
..   the amount is paid on or after you reach age 59 1/2 or die;
..   the amount received is attributable to your becoming disabled; or
..   the amount paid or received is in the form of substantially equal payments not less frequently than annually (please note that substantially equal payments must continue until the later of reaching age 59 1/2 or 5 years. Modification of payments during that time period will generally result in retroactive application of the 10% tax penalty.)

 Other exceptions to this tax may apply. You should consult your tax advisor for further details.

 Withholding
 Unless you elect otherwise, we will withhold federal income tax from the taxable portion of such distribution at an appropriate percentage. The rate of withholding on annuity payments where no mandatory withholding is required is determined on the basis of the withholding certificate that you file with us. If you do not file a certificate, we will automatically withhold federal taxes on the following basis:
..   For any annuity payments not subject to mandatory withholding, you will have taxes withheld by us as if you are a married individual, with three exemptions; and
..   For all other distributions, we will withhold at a 10% rate.

 We will provide you with forms and instructions concerning the right to elect that no amount be withheld from payments in the ordinary course. However, you should know that, in any event, you are liable for payment of federal income taxes on the taxable portion of the distributions, and you should consult with your tax advisor to find out more information on your potential liability if you fail to pay such taxes. There may be additional state income tax withholding requirements.


 ERISA Requirements

 ERISA (the "Employee Retirement Income Security Act of 1974") and the Code prevent a fiduciary and other "parties in interest" with respect to a plan (and, for these purposes, an IRA would also constitute a "plan") from receiving any benefit from any party dealing with the plan, as a result of the sale of the contract. Administrative exemptions under ERISA generally permit the sale of insurance/annuity products to plans, provided that certain information is disclosed to the person purchasing the contract. This information has to do primarily with the fees, charges, discounts and other costs related to the contract, as well as any commissions paid to any agent selling the contract.

 8: WHAT ARE THE TAX CONSIDERATIONS ASSOCIATED WITH THE STRATEGIC PARTNERS HORIZON ANNUITY CONTRACT? continued


 Information about any applicable fees, charges, discounts, penalties or adjustments may be found under Section 6, "What Are The Expenses Associated With The Strategic Partners Horizon Contract?"

 Information about sales representatives and commissions may be found under "Other Information" and "Sale And Distribution Of The Contract" in Section 9.


 In addition, other relevant information required by the exemptions is contained in the contract and accompanying documentation.

 Please consult with your tax advisor if you have any questions about ERISA and these disclosure requirements.


 Additional Information
 For additional information about federal tax law requirements applicable to tax favored plans, see the "IRA Disclosure Statement," attached to this prospectus. The following additional tax considerations also may be of interest.



 Purchase Payments Made Before August 14, 1982
 If your contract was issued in exchange for a contract containing purchase payments made before August 14, 1982, favorable tax rules may apply to certain withdrawals from the contract. Generally, withdrawals are treated as a recovery of your investment in the contract first until purchase payments made before August 14, 1982 are withdrawn. Moreover, any income allocable to purchase payments made before August 14, 1982, is not subject to the 10% tax penalty.

 Generation-Skipping Transfers
 If you transfer your contract to a person two or more generations younger than you (such as a grandchild or grandniece) or to a person that is more than 37 1/2 years younger than you, there may be generation-skipping transfer tax consequences.

 9: OTHER INFORMATION

 PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
 Pruco Life Insurance Company of New Jersey (Pruco Life of New Jersey) is a stock life insurance company, organized on September 17, 1982 under the laws of the State of New Jersey. It is licensed to sell life insurance and annuities in New Jersey and New York, and accordingly is subject to the laws of each of those states.

 Pruco Life of New Jersey is an indirect wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company doing business since October 13, 1875. Prudential is an indirect wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. As Pruco Life of New Jersey's ultimate parent, Prudential Financial exercises significant influence over the operations and capital structure of Pruco Life of New Jersey and Prudential. However, neither Prudential Financial, Prudential, nor any other related company has any legal responsibility to pay amounts that Pruco Life of New Jersey may owe under the contract.


 Pruco Life of New Jersey publishes annual and quarterly reports that are filed with the SEC. These reports contain financial information about Pruco Life of New Jersey that is annually audited by independent accountants. Pruco Life of New Jersey's annual report for the year ended December 31, 2006, together with subsequent periodic reports that Pruco Life of New Jersey files with the SEC, are incorporated by reference into this prospectus. You can obtain copies, at no cost, of any and all of this information, including the Pruco Life of New Jersey annual report that is not ordinarily mailed to contract owners, the more current reports and any subsequently filed documents at no cost by contacting us at the address or telephone number listed on the cover. The SEC file number for Pruco Life of New Jersey is 33-18053. You may read and copy any filings made by Pruco Life of New Jersey with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Fifth Street, Washington, D.C. 20549-0102. You can obtain information on the operation of the Public Reference Room by calling (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.


 SALE AND DISTRIBUTION OF THE CONTRACT
 Prudential Investment Management Services LLC (PIMS), a wholly-owned subsidiary of Prudential Financial, Inc., is the distributor and principal underwriter of the securities offered through this prospectus. PIMS acts as the distributor of a number of annuity contracts and life insurance products we offer.

 PIMS's principal business address is 100 Mulberry Street, Newark, New Jersey 07102-4077. PIMS is registered as a broker/dealer under the Securities Exchange Act of 1934 (Exchange Act) and is a member of the National Association of Securities Dealers, Inc. (NASD).

 The contract is offered on a continuous basis. PIMS enters into distribution agreements with broker/dealers who are registered under the Exchange Act and with entities that may offer the contract but are exempt from registration (firms). Applications for the contract are solicited by registered representatives of those firms. Such representatives will also be our appointed insurance agents under state insurance law. In addition, PIMS may offer the contract directly to potential purchasers.

 Commissions are paid to firms on sales of the contract according to one or more schedules. The individual representative will receive a portion of the compensation, depending on the practice of his or her firm. Commissions are generally based on a percentage of purchase payments made, up to a maximum of 5%. Alternative compensation schedules are available that provide a lower initial commission plus ongoing annual compensation based on all or a portion of contract value. We may also provide compensation to the distributing firm for providing ongoing service to you in relation to the contract. Commissions and other compensation paid in relation to the contract do not result in any additional charge to you or to the separate account.

 In addition, in an effort to promote the sale of our products (which may include the placement of Pruco Life of New Jersey and/or the contract on a preferred or recommended company or product list and/or access to the firm's registered representatives), we or PIMS may enter into compensation arrangements with certain broker/dealer firms with respect to certain or all registered representatives of such firms under which such firms may receive separate compensation or reimbursement for, among other things, training of sales personnel and/or marketing and/or administrative services and/or other services they provide to us or our affiliates. These services may include, but are not limited to: educating customers of the firm on the contract's features; conducting due diligence and analysis; providing office access, operations and systems support; holding seminars intended to educate registered representatives and make them more knowledgeable about the contract; providing a dedicated marketing coordinator; providing priority sales desk support; and providing expedited marketing compliance approval to PIMS. A list of firms that PIMS paid pursuant to such arrangements is available upon request.

 To the extent permitted by NASD rules and other applicable laws and regulations, PIMS may pay or allow other promotional incentives or payments in the form of cash or non-cash compensation. These arrangements may not be offered to all firms and the terms of such arrangements may differ between firms.

 You should note that firms and individual registered representatives and branch managers within some firms participating in one of these compensation arrangements might receive greater compensation for selling the contract than for selling a different contract that is not eligible for these compensation arrangements. While compensation is generally taken into account as an expense in considering the charges applicable to a contract product, any such compensation will be paid by us or PIMS and will not result in any additional charge to you. Your registered representative can provide you with more information about the compensation arrangements that apply upon the sale of the contract.

 LITIGATION

 Pruco Life of New Jersey is subject to legal and regulatory actions in the ordinary course of its businesses, which may include class action lawsuits. Pending legal and regulatory actions include proceedings relating to aspects of the businesses and operations that are specific to Pruco Life of New Jersey and that are typical of the businesses in which Pruco Life of New Jersey operates. Class action and individual lawsuits may involve a variety of issues and/or allegations, which include sales practices, underwriting practices, claims payment and procedures, premium charges, policy servicing and breach of fiduciary duties to customers. Pruco Life of New Jersey may also be subject to litigation arising out of its general business activities, such as its investments and third party contracts. In certain of these matters, the plaintiffs may seek large and/or indeterminate amounts, including punitive or exemplary damages.

 Pruco Life of New Jersey's litigation and regulatory matters are subject to many uncertainties, and given the complexity and scope, the outcomes cannot be predicted. It is possible that the results of operations or the cash flows of Pruco Life of New Jersey in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of litigation and regulatory matters, depending, in part, upon the results of operations or cash flows for such period. Management believes, however, that the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, should not have a material adverse effect on Pruco Life of New Jersey's financial position.


 ASSIGNMENT
 In general, you can assign the contract at any time during your lifetime. We will not be bound by the assignment until we receive written notice. We will not be liable for any payment or other action we take in accordance with the contract if that action occurs before we receive notice of the assignment. An assignment, like any other change in ownership, may trigger a taxable event. If you assign the contract, that assignment will result in the termination of any automated withdrawal program that had been in effect. If the new owner wants to re-institute an automated withdrawal program, then he/she needs to submit the forms that we require, in good order.

 9: OTHER INFORMATION continued


 If the contract is issued under a qualified plan, there may be limitations on your ability to assign the contract. For further information please speak to your representative.

 HOUSEHOLDING
 To reduce costs, we now send only a single copy of prospectuses to each consenting household, in lieu of sending a copy to each contract owner that resides in the household. If you are a member of such a household, you should be aware that you can revoke your consent to householding at any time, and begin to receive your own copy of prospectuses, by calling (877) 778-5008.

 INDEMNIFICATION
 Pruco Life of New Jersey, in conjunction with certain affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of Pruco Life of New Jersey, or who is or was serving at the request of Pruco Life of New Jersey as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

 New Jersey, being the state of organization of Pruco Life of New Jersey, permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 et. seq. of the New Jersey Statutes Annotated. The text of Pruco Life of New Jersey's By-law,
 Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 1.A.(6)(c) to Form S-6, Registration
 No. 333-85117, filed August 13, 1999 on behalf of Pruco Life of New Jersey Variable Appreciable Account.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Pruco Life of New Jersey pursuant to the foregoing provisions or otherwise, Pruco Life of New Jersey has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Pruco Life of New Jersey of expenses incurred or paid by a director, officer or controlling person of Pruco Life of New Jersey in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Pruco Life of New Jersey will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

 MARKET-VALUE ADJUSTMENT FORMULA
 The general formula under which Pruco Life of New Jersey calculates the market value adjustment applicable to a full or partial surrender, annuitization, or settlement under Strategic Partners Horizon Annuity is set forth below. The market value adjustment is expressed as a multiplier factor. That is, the Contract Value after the market value adjustment ("MVA"), but before any surrender charge, is as follows: Contract Value (after MVA) = Contract Value (before MVA) X (1 + MVA). The MVA itself is calculated as follows:

                                  MVA =  [   (       1 + I     )/N/12/ ]   -1
                                                 ---------
                                                 1 + J + .0025

              where:  I  = the guaranteed credited interest rate
                           (annual effective) for the given
                           contract at the time of withdrawal or
                           annuitization or settlement.

                      J  = the interpolated current credited
                           interest rate offered on new money at
                           the time of withdrawal or
                           annuitization or settlement for a
                           guarantee period of equal length to
                           the number of whole years remaining
                           in the Contract's current guarantee
                           period plus one year.

                      N  = equals the remaining number of months
                           in the contract's current guarantee
                           period (rounded up) at the time of
                           withdrawal or annuitization or
                           settlement.

 The MVA formula uses an interpolated rate "J" as the current credited interest rate. Specifically, "J" is the interpolated current credited interest rate offered on new money at the time of withdrawal, annuitization, or settlement. The interpolated value is calculated using the following formula:

 m/365 X (n + 1) year rate + (365 - m)/365 X n year rate,

 where "n" equals the number of whole years remaining in the Contract's current guarantee period, and "m" equals the number of additional days remaining in the current guarantee period.

 Market Value Adjustment Example
 The following will illustrate the application of the Market-Value Adjustment. For simplicity, surrender charges are ignored in these hypothetical examples.

 Positive market value adjustment
..   Suppose a contract owner made an invested purchase payment of $10,000 on
    July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.
..   On May 1, 2007 the interest rate declared by Pruco Life of New Jersey for a guarantee period of 3 years (the number of whole years remaining) is 4%, and for a guarantee period of 4 years (the number of whole years remaining plus 1) is 5%.

 The following computations would be made:

 1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

 2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

 $11,127.11 - $600.00 = $10,527.11

 3) Determine the Market Value Adjustment factor.

                                 N  =    38
                                 I  =  6% (0.06)
                                 J  =  [(61/365)
                                                X 0.05] + [((365 - 61)/365) X 0.04] = 0.0417

 The MVA factor calculation would be: [(1.06)/(1.0417 + .0025)](38/12) - 1 =
 0.04871

 4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

 $10,527.11 X 0.04871 = $512.78

 5) Add together the Market Value Adjustment and the amount subject to the MVA.

 $10,527.11 + $ 512.78 = $11,039.89

 6) Add back the Charge Free Amount to get the total Contract Surrender Value.

 $11,039.89 + $600.00 = $11,639.89

 The MVA may not always be positive. Here is an example where it is negative.

..   Suppose a contract owner made an invested purchase payment of $10,000 on
    July 1, 2005 and received a guaranteed interest rate of 6% for 5 years. A request to surrender the contract is made on May 1, 2007. At the time, the Contract Value has accumulated to $11,127.11. The number of whole years remaining in the guarantee period is 3.
..   On May 1, 2007 the interest rate declared by Pruco Life of New Jersey for a guarantee period of 3 years (the number of whole years remaining) is 7%, and for a guarantee period of 4 years (the number of whole years remaining plus 1) is 8%.

 The following computations would be made:

 1) Calculate the Charge Free Amount. The Charge Free Amount is the interest credited in the contract in the previous contract year. This amount is $600.00. It is not subject to a Market Value Adjustment.

 2) Subtract the Charge Free Amount from the Contract Value. The result is the amount subject to a Market Value Adjustment (MVA).

 $11,127.11 - $600.00 = $10,527.11

 9: OTHER INFORMATION continued


 3) Determine the Market Value Adjustment Factor.

                                 N  =    38
                                 I  =  6% (0.06)
                                 J  =  [(61/365)
                                                X 0.08] + [((365 - 61)/365) X 0.07] = 0.0717

 The MVA Factor calculation would be: [(1.06)/(1.0717 + .0025)](38/12) - 1 =
 -0.04126

 4) Multiply the amount subject to a Market Value Adjustment by the factor calculated in Step 3.

 $10,527.11 X -0.04126 = - $434.35

 5) Add together the Market Value Adjustment and the amount subject to the MVA.

 $10,527.11 - $434.35 = $10,092.76

 6) Add back the Charge Free Amount to get the total Contract Surrender Value.

 $10,092.76 + $600.00 = $10,692.76

 LOGO
The Prudential Insurance Company of America
751 Broad Street
Newark, NJ 07102-3777





 ORD01146NY


                                   PRSRT STD
                                 U.S. POSTAGE
                                     PAID
                                 LANCASTER, PA
                                PERMIT NO. 1793

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees

Pruco Life Insurance Company of New Jersey has registered $200 million of interests in the market value adjusted annuity contracts described in this registration statement. Pruco Life Insurance Company of New Jersey has paid $18,400 to the SEC for the registration fees required under the Securities Act of 1933.

Federal Taxes


Pruco Life Insurance Company of New Jersey estimated the federal tax effect associated with the deferred acquisition costs attributable to receipt of $5 million of purchase payments over a two year period (from 2004 to 2006) to be approximately $18,500.


State Taxes


Pruco Life Insurance Company of New Jersey estimated that approximately $0 in premium taxes would be owed upon receipt of purchase payments under the contracts, and that additional premium taxes in the approximate amount of $0 would be owed if the full $5 million of purchase payments were applied to annuity options. This is because New York does not currently impose premium taxes.


Printing Costs


Pruco Life Insurance Company of New Jersey estimated that the cost of printing prospectuses for the amount of securities registered herein would be approximately $12,655.


Legal Costs

This registration statement was prepared by Prudential attorneys whose time is allocated to Pruco Life Insurance Company of New Jersey.

Accounting Costs


PricewaterhouseCoopers LLP, the independent registered public accounting firm that audits Pruco Life Insurance Company of New Jersey's financial statements, charges approximately $10,000 in connection with each filing of this registration statement with the Commission.


Premium Paid to Indemnify Officers

Officers and Directors of Pruco Life Insurance Company of New Jersey are indemnified under a policy that also covers officers and directors of other entities controlled by Prudential Financial, Inc. A portion of the cost of that policy is attributed to Pruco Life Insurance Company of New Jersey.

ITEM 15.INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in conjunction with certain of its affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

New Jersey, being the state of organization of Pruco Life Insurance Company of New Jersey ("PLNJ"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in
Section 14A:3-5 of the New Jersey Statutes Annotated. The text of PLNJ's By-law, Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 1A(6)(c) to Form S-6 filed August 13, 1999 on behalf of the Pruco Life of New Jersey Variable Appreciable Account.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.EXHIBITS

(a)Exhibits


          (1) (a) Form of Distribution Agreement between Prudential Investment Management Services, Inc., ("PIMS") (Principal Underwriter) and Pruco Life Insurance Company of New Jersey (Depositor). (Note 2)

          (4)      Form of Contract (Note 3)

          (4) (a)  Form of Application [ORD 99720] (Note 3)

          (4) (b)  Form of Application [ORD 99720 New York Third
                   Party] (Note 3)

          (5) Opinion of Counsel as to legality of the securities being registered. (Note 3)

          (23)     Consent of PricewaterhouseCoopers LLP,
                   Independent Registered Public Accounting Firm.
                   (Note 1)

          (24)(a) Powers of Attorney: James J. Avery, Jr., Helen M. Galt, Bernard J. Jacob, Ronald P. Joelson, David
                   R. Odenath, Jr. (Note 4)

          --------
          (Note 1) Filed herewith.

          (Note 2) Incorporated by reference to Post Effective
                   Amendment No. 4 of Form N-4, Registration No. 333-18117, filed April 16, 1999, on behalf of Pruco Life Insurance Company of New Jersey.

          (Note 3) Incorporated by reference to Post Effective
                   Amendment No. 4 to Form S-3 to this Registration Statement, filed April 6, 2006, on behalf of Pruco Life Insurance Company of New Jersey.

          (Note 4) Incorporated by reference to Post-Effective
                   Amendment No. 7 to Form S-3, Registration No. 333-62246, filed April 19, 2006 on behalf of Pruco Life Insurance Company of New Jersey.

ITEM 17.UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 20th day of April, 2007.


                  PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

                                 (Registrant)


                                              By: /s/ Scott D. Kaplan
                                                  -----------------------------
                                                  Scott D. Kaplan
                                                  PRESIDENT AND DIRECTOR


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and the date indicated.

                              SIGNATURE AND TITLE


/s/*
---------------------------------------        April 20, 2007
JAMES J. AVERY JR.
DIRECTOR

/s/*
---------------------------------------
Scott D. Kaplan
PRESIDENT AND DIRECTOR

/s/*                                      *By: /s/ Thomas C. Castano
---------------------------------------        -------------------------------
TUCKER I. MARR                                 Thomas C. Castano
CHIEF ACCOUNTING                               (ATTORNEY-IN-FACT)
OFFICER AND PRINCIPAL FINANCIAL OFFICER

/s/*
---------------------------------------
RONALD P. JOELSON
DIRECTOR

/s/*
---------------------------------------
HELEN M. GALT
DIRECTOR

/s/*
---------------------------------------
DAVID R. ODENATH, JR.
DIRECTOR

                                 EXHIBIT INDEX



(23) Written Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm